Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of _________________ (the “Effective Date”), between GoFish Corporation, its affiliates, successors and assigns (the “Company”), and___________, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company in the position of ____________;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1. Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the thirty (30) month anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of Section 10 below, in which case the provisions of Section 10 shall control; provided, however, that unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least thirty (30) days prior to the expiration of the initial term or any renewal term of this Agreement (as the case may be), this Agreement shall automatically renew for additional one-year periods commencing on the day after such expiration date. The Executive affirms that the Executive will not violate any legal obligation by entering into this Agreement and performing the Executive’s obligations hereunder. The Company affirms that the Company will not violate any legal obligation by entering into this Agreement and performing the Company’s obligations hereunder.

2. Position and Duties. During the term of the Executive’s employment hereunder, the Executive shall continue to serve in the position of ________________ of the Company, and discharge duties and responsibilities consistent therewith. The Executive shall have oversight for [DESCRIPTION OF RESPONSIBILITIES], and such other responsibilities and duties as are consistent with the Executive’s position. The Executive agrees not to engage in business activities outside the scope of his employment with the Company if such activities would materially detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement and agrees to act in a manner consistent with the concept that his primary work responsibility is serving as _________________ of the Company.

3. No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every material, bona fide business opportunity presented to the Executive that arises within the scope of the Business of the Company (as defined below) and would be feasible for the Company, and that he will not, directly or indirectly, exploit any such opportunity for his own account without first affording the Company the opportunity to do so and obtaining the Company’s consent to pursue the opportunity. [The Company is aware of and consents to the Executive’s continued involvement in ______________________ in a non executive role. [IF APPLICABLE]]

4. Location. The Executive’s primary office shall be at the Company’s office located in New York, NY. The Executive understands that he will spend such time as reasonably needed in the Company’s San Francisco office, or any other locus where the Company now or hereafter has a business facility, as determined by the Executive in consultation with the Board.

5 Compensation.

(a) Base Salary. During the period from the Effective Date through December 31, 2007, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata bi-weekly payments of the annual salary of$________________, less all applicable taxes and other appropriate deductions.

The Compensation Committee (the “Compensation Committee”) of the Company’s board of Directors (the “Board”) shall review the Executive’s base salary annually by no later than January 31 of each year beginning with January 2008 and shall make a recommendation to the Board as to whether such base salary should be increased, which decision shall be within the Board’s sole discretion, with any increases to be implemented retroactively to January 1 of the relevant year; provided [DESCRIBE SPECIFIC TERMS].

(b) Commissions. During the term of this Agreement, the Executive shall be entitled to receive commissions which are earned and paid quarterly based on sales closed. [DESCRIPTION OF TERMS]

(c) Contingent Commencement Bonus. The Executive shall be entitled to a commencement bonus, provided [DESCRIPTION OF TERMS AND CONTINGENCIES] (the “Contingent Commencement Bonus”).

6. Expenses. During the term of this Agreement, the Executive shall be entitled to payment or reimbursement (at the Executive’s option) of any reasonable expenses incurred or paid by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses~~.~~

7. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 20 vacation days, per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation and any accrued but unused vacation shall be paid out within 10 business days following the Executive’s final day of employment, or earlier if required by law.

8. Stock Options. From time to time in its sole discretion, the Company may grant to the Executive stock options on the terms and conditions hereinafter stated:

(a) Grant of Options. The Company may, in its sole discretion, decide to grant the Executive an option to purchase shares of the Company’s common voting stock (the “Option”) under the Company’s 2006 Stock Option Plan (the “Stock Option Plan”). Any such grant shall be evidenced by an Option Agreement as contemplated by the Stock Option Plan. The Executive shall be eligible for such grants of Options and other permissible awards (collectively with Options, “Awards”) under the Stock Option Plan as the Compensation Committee or the Board shall determine.

(b) Option Price; Term. The per share exercise price of the Option shall be the fair market value per share of Company common voting stock at the opening of the market on the date of the grant. The term of the Option shall be ten years from the date of grant.

(c) Vesting and Exercise. [DESCRIPTION OF TERMS AND CONDITIONS].

(d) Termination of Service; Accelerated Vesting.

(i) If the Executive’s employment is terminated for Cause, as such term is defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire 120 days after termination of the employment.

(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire 120 days after the termination of employment.

(iii) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire one year after the termination of employment.

(iv) If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (or following a Change of Control event), (B) by the Company without Cause, or (C) by the Executive for Good Reason, all unvested Awards shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire one year after any such event.

9. Other Benefits.

(a) Throughout the term of this Agreement, the Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to any other executive employees. In addition, the Executive shall be entitled to any perquisites to which the Company and the Executive agree as.

(b) The Executive’s spouse and dependent minor children will be covered under the Benefit Plans providing health, medical, dental, and vision benefits, in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to the spouses and dependent minor children to all of the Company’s managerial or salaried executive employees.

(c) The Company shall purchase and maintain directors and officers liability insurance coverage covering the Company’s officers and directors, including the Executive, as of the Effective Date. The Company shall indemnify the Executive to the extent permitted under the bylaws of the Company and applicable laws.

(d)  Until such time as Executive becomes covered by Company medical coverage, the Company shall pay the cost of COBRA coverage provided by Executive’s prior employer, to the same extent as such coverage was paid for by such prior employer.

(e) Increase in Payments Upon a Change of Control.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall grant to Executive an additional number of shares of Company stock with a value equal to one- half (1/2) of the excise tax imposed under Section 4999 of the Code (the “Gross-Up Payment Shares”), and one-half (1/2) of any federal, state and local income tax, employment tax and excise tax imposed upon award of the Gross-Up Payment Shares. For purposes of determining the amount of tax on such Shares, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Shares are to be granted and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on Executive’s termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Gross-Up Payment Shares shall be granted to Executive on the effective date of an applicable Change of Control.

(ii) All determinations to be made under this Section 9(e) shall be made by the Company’s independent public accountant immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Executive before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after Executive’s termination date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within 10 days after the Accounting Firm’s determination, the Company shall pay the Gross-Up Payment to Executive.

(iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 9(e) shall be borne solely by the Company.

10. Termination of Employment.

(a) Death. In the event that during the term of this Agreement the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary, earned but unpaid commissions, unpaid pro rata annual bonus and unused vacation days accrued through the date of death, vested but unexercised Awards and any Contingent Commencement Bonus at the time(s) earned; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b) “Disability.” In the event that, during the term of this Agreement, the Executive shall be prevented from performing the essential functions of his positions hereunder by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid base salary, any earned but unpaid commissions, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last date of Employment with the Company, vested but unexercised Awards and any Contingent Commencement Bonus at the time(s) earned; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of the essential functions of his positions hereunder for a period of not less than an aggregate of four and one-half months during any twelve consecutive months, and “Disability” shall not exist unless and until the Company engages the Executive in the interactive process provided for under the Americans with Disabilities Act and relevant state and/or local law.

(c) “Cause.”

(i) At any time during the term of this Agreement, the Company, by vote of the Board of Directors, may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall be defined as the occurrence of: (A) gross neglect, malfeasance, or gross insubordination in performing the Executive’s duties under this Agreement; (B) the Executive’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by the Executive toward the Company’s customers or employees; (D) a willful and material violation of any provision of Section 11 of this Agreement or the Non-Competition and Non-Solicitation Agreement referenced in Section 12 of this Agreement; (E) intentional reckless conduct that is materially detrimental to the business or reputation of the Company; or (F) material failure, other than by reason of Disability, to carry out reasonably assigned duties or instructions consistent with the title of ___________________ (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Board of Directors of material failure on the part of the Executive and the failure to remedy such performance to the Board’s satisfaction within 30 days after delivery of a reasonably detailed written notice to the Executive of the factual basis for such finding); provided Cause shall not exist unless and until the Company provides the Executive with reasonably detailed written notice explaining the factual basis for its intended termination of the Executive’s employment for Cause, an opportunity to cure any curable conduct or circumstance, as determined by the Board in its sole discretion, within ten (10) days after the aforementioned written notice (with respect to (A), (D) or (E) above), an opportunity to be heard on the matter at a duly-scheduled meeting of the Board of Directors thereafter, which is followed by a vote of the Board of Directors to terminate the Executive’s employment for Cause.

(ii) Upon the Company’s termination of this Agreement or the Executive’s employment for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, any earned but unpaid commissions, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board’s vote to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(e) “Good Reason.”

(i) At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(ii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from or that reflect a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title other than __________________ of the Company; (C) any refusal by the Company or a successor entity to honor the terms of this Agreement or to provide comparable compensation, benefits, and equity rights, other than a termination for Cause, within 12 months after a Change of Control; (D) any attempt by the Company, without the Executive’s written consent, to move the Executive’s primary work location from the Manhattan borough of New York City; (E) a change in the lines of reporting such that the Executive no longer reports exclusively to the Board of Directors; or (F) any material breach by the Company of this Agreement including any material failure by the Company to provide any of the consideration reflected in Section 5 hereof as prescribed therein.

(ii) The Executive shall not be entitled to terminate his employment with the Company and this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason, to the extent curable, within 30 days of its receipt from the Executive of such written notice.

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates the Executive’s employment without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators, or executors): (A) any earned but unpaid base salary, any earned but unpaid pro rata commissions, (which shall be measured by the draw set forth in Section 5(b) if the Executive is not eligible for any other commission at the time of any such termination), and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) the value of vacation days that the Executive would have accrued through the Executive’s last day of employment with the Company; (C) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Executive’s last day of employment with the Company, and for 12  months thereafter; (D) a severance payment in the amount equal to the Executive’s base salary in the prior 12 months, plus 12 months’ draw and (E) any Contingent Commencement Bonus at the time(s) earned. All payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment (and certain payments may be due earlier pursuant to legal requirements). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA, and FUTA, and other appropriate deductions.

(iv) The Executive shall have no duty to mitigate his damages, except that continued benefits required to be provided under Section 10(e)(iii)(C) shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive during the period prior to the Scheduled Termination Date by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.

(f) Without “Cause.”

(i) By The Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 45 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, and unused vacation days accrued through the Executive’s last day of employment with the Company and to pay any Contingent Commencement Bonus at the time(s) earned. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA, and FUTA, and other appropriate deductions.

(ii) By The Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 45 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators, or executors): (A) any earned but unpaid base salary, any earned but unpaid pro rata commissions, (which shall be measured by the draw set forth in Section 5(b) if the Executive is not eligible for any other commissions at the time of any such termination), and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) the value of vacation days that the Executive would have accrued through the Executive’s last day of employment with the Company; and (C) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Executive’s last day of employment with the Company, and for 12 months thereafter; (D) a severance payment in the amount equal to the Executive’s base salary in the prior 12 months, plus 12 months’ draw. All payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment (and certain payments may be due earlier pursuant to legal requirements); and (E) any Contingent Commencement Bonus at the time(s) earned. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA, and FUTA, and other appropriate deductions.

11. Confidential Information.

(a) The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets, and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners, or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners, or customers, is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates, and/or its clients or customers and is treated as confidential by the Company in practice.

(b) Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company, and until such time as any such Confidential Information becomes generally known to and readily ascertainable by means other than the Executive’s malfeasance to persons outside the Company, its affiliates, and/or its clients, business partners, or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) Confidential Information (other than to the extent the Executive, in consultation with the Board and/or CEO, reasonably deems it appropriate to make disclosures in the conduct of his duties for the Company and subject to any appropriate protections). “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend (but assuming it is treated as confidential by the Company in practice): (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers, and/or joint venture candidates of the Company, its affiliates, or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates, and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates, and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors, and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates, and/or its clients, business partners, or customers, including, without limitation, product data and specifications, diagrams, flow charts, know-how, processes, designs, formulae, inventions, and product development; (v) lists of and/or information concerning applicants, candidates, or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions, or methods of conducting business of the Company, its affiliates, and/or its clients, business partners, or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information, or other trade secrets concerning the actual or contemplated business, strategic alliances, policies, or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings, and documentation of the Company; or (ix) any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information (excluding any materials relating to the terms and conditions of the Executive’s employment with the Company and the termination thereof).

12. Non-Competition And Non-Solicitation Agreement. The Executive shall enter into a Non-Competition and Non-Solicitation Agreement with the Company in the form attached hereto as Exhibit A.

13. Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with the Company, except for an action by either party for injunctive relief, shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). The arbitration shall be held in San Francisco, CA. The Company agrees to cover one-half of the travel and lodging costs for the Executive and attorneys in connection with any arbitration proceeding under this Section 13 and to advance a reasonable amount of funds to the Executive to defray such costs at the outset of any such arbitration proceeding. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrator shall have jurisdiction to determine any claim, including the arbitrability of any claim submitted. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. § 1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive and the Company acknowledge that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding that might otherwise be available in the event of a dispute between them. Therefore, the Executive and the Company hereby waive any rights to have any dispute, other than a request for injunctive relief, heard by a court or jury, as the case may be, and agree that the exclusive procedure to redress any such dispute will be arbitration.

14. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

GoFish Corporation
500 Third Street
Suite 260
San Francisco, CA 94107
(415) 738-8834 (facsimile)
(415) 738-8705 (direct)

If to the Executive:

15. Miscellaneous.

(a) All issues and disputes concerning, relating to, or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles of any jurisdiction.

(b) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Service Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement as a result of the Executive’s termination of employment which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of or a full lump sum, whichever is greater. Further, notwithstanding anything herein, to the extent that the Executive or the Company reasonably believes that Section 409A of the Code will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and the Company shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for the Executive to the extent possible, and if such an agreement cannot be reached, the Company shall pay the Executive a gross up to cover any applicable excise tax.

(c) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 11 or the agreement referenced in Section 12 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Section 11 of this Agreement or the Non-Competition and Non-Solicitation Agreement referenced in Section 12 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of Section 11 of this Agreement or the Non-Competition and Non-Solicitation Agreement referenced in Section 12 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 13 of this Agreement.

(d) Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(e) The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(f) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

(g) This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Executive.

(h) This Agreement may be executed in counterparts. A counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

(i) THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

[Signature Page Follows]

13

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first above written.

Executive	GoFish Corporation

By:
Name: Michael Downing Title: Chief Executive Officer

Exhibit A

Non-Competition and Non-Solicitation Agreement

THIS Non-Competition and No-Solicitation Agreement (this “Agreement”) is made, entered into and effective as of _________________ , between GoFish Corporation, a Nevada corporation, its affiliates, successors and assigns (the “Company”), and __________________, an individual (the “Executive”).

Reference is made to that certain Merger Agreement (the “Merger Agreement”), dated as of ______________, relating to a proposed business combination (the “Transactions”) by and among the Company, BM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, Bolt, Inc. (a/k/a Bolt Media, Inc.), a Delaware corporation (referred to therein as the “Company” and referred to herein as “Bolt”) and the Indemnification Representative named therein. In consideration of the Company and Bolt entering into the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

(a) The Executive agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company’s trade secrets, customer information, and other Confidential Information (as defined in Section 11 of the Executive’s Employment Agreement with the Company), which are valuable to the Company, and that their goodwill, protection, and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates, and/or its clients or customers are or are intended to be sold, provided, licensed, and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”) (to the extent the Company comes to own or operate any material asset in other areas of the United States during the term of the Executive’s employment, the definition of Geographic Boundary shall be expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates, and/or its clients or customers.

(b) The Executive agrees that the Company will be irreparably damaged if the Executive were to provide services or to otherwise participate in the business of any Person or other company competing with the Company in violation of this Agreement, and any such competition by the Executive would result in significant loss of goodwill by the Company. Therefore, the Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director, or in any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever~~,~~ during the Executive’s employment with the Company and for a period of one year following the termination of this Agreement or of the Executive’s employment with the Company, in the Geographic Boundary:

(i) Directly or indirectly engage, own, manage, operate, control, be employed by, consult for, participate in, render services for, or be connected in any manner with the ownership, management, operation, or control of any business in competition with the Business of the Company on behalf of any entity or any division, segment, or subsidiary of such entity that has derived at least seventy-five percent (75%) of its income from the Business of the Company (as defined in the next sentence) over the trailing twelve (12) month period. The “Business of the Company” is defined as the internet video industry within the Geographic Boundary.

(ii) Directly or indirectly through another person recruit, solicit, interfere with, or hire, or attempt to recruit, solicit, interfere with, or hire, any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement. The Company acknowledges that this Section will not be violated by general advertising or general solicitations that are not targeted or directed specifically to employees of the Company, nor by the consideration or acceptance of unsolicited applications for employment by such individuals.

(iii) Directly attempt in any manner to solicit or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Executive’s Employment Agreement, business competitive with the business done by the Company with such customer on behalf of any entity or any division, segment, or subsidiary of such entity that has derived at least seventy-five percent (75%) of its income from the Business of the Company over the trailing twelve (12) month period, or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company.

(iv) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company or solicit such party to discontinue or reduce its business with the Company.

Notwithstanding the foregoing provisions of Section (b), if the Executive wishes to participate in a bona fide opportunity that may be in conflict with Sections (b)(i) or (iii) hereof: (1) the Executive shall provide the Company with advance, written notice of such opportunity, (2) the Company shall then, within fourteen days of such written notice, notify the Executive as to whether it will agree to waive the portions of Section (b) that might otherwise prevent the Executive from pursuing the bona fide opportunity that is the subject of his written notice to the Company. The Company is under no duty to waive any portion of this Agreement. The Company’s sole duty upon receiving written notice from the Executive under this Section is to consider, in its sole discretion, the Executive’s request as to this issue.

(c) All issues and disputes concerning, relating to, or arising out of this Agreement, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles of any jurisdiction. Further, all disputes arising out of this Agreement or any agreement attached hereto will be heard in the courts of the State of New York. All parties to this Agreement and any agreement attached hereto hereby submit to the jurisdiction of the courts of the State of New York and waive all objections to service of process.

(d) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(e) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of this Agreement.

(f) With the exception of the procedure set forth in the final paragraph of Section (b) hereof, any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(g) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

(h)  To the extent any provision of this Agreement is inconsistent with the Employment Agreement; the terms of the Employment Agreement shall govern.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

Executive	GoFish Corporation

By:
Name: Michael Downing Title: Chief Executive Officer